UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Information Statement	☐	Confidential, for use of the Commission only as permitted by Rule 14c-6(e)(2)

☒	Definitive Information Statement

Carbon Energy Corporation

(Name of Registrant as Specified in Its Charter)

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Carbon Energy Corporation

1700 Broadway

Suite 1170

Denver, Colorado 80290

(720) 407-7030

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

On June 11, 2020

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Carbon Energy Corporation (“Carbon” or the “Company”) on June 11, 2020, at 9:30 a.m., E.D.T., at Yale Club of New York City, 50 Vanderbilt Avenue, New York, NY 10017 (the “Annual Meeting”). We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19) and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication and further details on such alternative arrangement and how to participate will be issued by press release, posted on our website at http://www.carbonenergycorp.com and filed with the U.S. Securities and Exchange Commission (the “SEC”) as additional information statement material. Please monitor our website and filings with the SEC for updated information.

BECAUSE THIS MEETING IS FOR INFORMATIONAL PURPOSES ONLY, THERE WILL BE NO VOTING.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

If you plan to attend the meeting, please RSVP by June 4, 2020 to Rose Reyna at 720-407-7040 or by email to rreyna@carbonenergycorp.com.

Sincerely,

/s/ Patrick R. McDonald
Chief Executive Officer and Director

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To our Stockholders:

We are furnishing the attached Information Statement to the holders of common stock of Carbon Energy Corporation, a Delaware corporation (“Carbon” or the “Company”).  The purpose of the Information Statement is to notify stockholders that the holders of more than a majority of our voting stock (the “Majority Stockholders”), have taken and approved the following actions:

1.	Elected six directors for the ensuing year.

2.	Approved, on an advisory basis, the compensation paid to the Company’s named executive officers.

3.	Ratified and approved the appointment of Plante & Moran, PLLC (“Plante Moran”) as Carbon’s independent accounting firm for the year ending December 31, 2020.

The accompanying Information Statement and related materials are being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.  As described in this Information Statement, the foregoing actions have been approved by stockholders representing more than a majority of the voting power of our outstanding shares of common stock and Series B convertible preferred stock. The Board is not soliciting your proxy or consent in connection with the matters discussed above. You are urged to read the Information Statement and related materials in their entirety for a description of the actions taken by certain stockholders representing more than a majority of the voting power of our outstanding shares of common stock and Series B convertible preferred stock.

As required by Rule 14c-2(b) of the regulations of the Securities and Exchange Commission (the “SEC”) and since the Company is making information available through the Internet rather than utilizing the full-set delivery option, this Information Statement must be sent to stockholders at least 20 calendar days prior to the earliest date on which the matters discussed above may take effect.

This Notice of Annual Meeting, the Information Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), are being made available on or about April 29, 2020 to stockholders of record as of April 27, 2020, the record date set by our Board of Directors for the Annual Meeting. The Record Date associated with the Notice of Stockholder Action By Written Consent is April 27, 2020, the first date on which a signed consent setting forth these actions taken was delivered to the Company. These actions will be effective on or about June 11, 2020.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT.  NO VOTE WILL BE TAKEN AT THE ANNUAL MEETING ON ANY MATTER DESCRIBED HEREIN.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE COMPANY’S INFORMATION STATEMENT AND RELATED MATERIALS

The Company’s Information Statement and related materials are available on the Internet at: http://carbonenergycorp.com/proxy-online/.

Carbon Energy Corporation

1700 Broadway, Suite 1170

Denver, Colorado 80290

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

April 29, 2020

We are furnishing this Information Statement to stockholders of CARBON ENERGY CORPORATION (“we” or “Carbon” or the “Company”) to notify you that certain stockholders (the “Majority Stockholders”), being the owners of more than a majority of the voting power of the Company’s outstanding shares of common stock and Series B convertible preferred stock, delivered written consent to the Company on April 27, 2020 to take the following actions:

1.	Elected six directors for the ensuing year.

2.	Approved, on an advisory basis, the compensation paid to the Company’s named executive officers.

3.	Ratified and approved the appointment of Plante & Moran, PLLC (“Plante Moran”) as Carbon’s independent accounting firm for the year ending December 31, 2020.

This Information Statement and the information concerning the Company for the fiscal year ended December 31, 2019, are first being made available to stockholders beginning on or about April 29, 2020.  A notice of the Internet Availability of materials (“Notice”) will be mailed to certain stockholders on or about April 29, 2020.  If you received a Notice by mail, you will not receive a printed copy of the Information Statement.  Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Information Statement.

Voting Securities and Vote Required.

We are not seeking consent, authorizations, or proxies from you. The vote which was required to approve the above referenced matters was the affirmative vote of the holders of a majority of the Company’s voting stock.

On April 27, 2019 (the “Record Date”), there were 7,949,128 shares of the Company’s common stock and 50,000 shares of the Company’s Series B convertible preferred stock issued and outstanding.  The holders of shares of our common stock are each entitled to one vote per share.  The holders of our Series B convertible preferred stock are entitled to 12.5 votes per share.

The Delaware General Corporation Law (the “DGCL”) permits the holders of a corporation’s outstanding stock representing a majority of that corporation’s voting power to approve and authorize corporate actions by written consent as if such actions were undertaken at a duly called and held meeting of stockholders.  In order to significantly reduce the costs and management time involved in soliciting and obtaining proxies to approve the foregoing matters and in order to timely effectuate such matters, the Board elected to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company.  The Company obtained the written consent of stockholders who, as of the Record Date, owned approximately 64% of the Company’s voting stock.  The written consent satisfies the stockholder approval requirement for the actions taken.  Accordingly, under the DGCL no other Board or stockholder approval is required in order to effect such actions.

Cumulative voting is not allowed on any of the proposals that were approved by the Majority Stockholders.

Effective Date

This Information Statement is being made available on or about April 29, 2020 to the Company’s stockholders of record as of the Record Date.  Even though these actions have been approved by the Majority Stockholders, the actions will not be effective until on or about June 11, 2020, a date that is more than 20 calendar days after Notice is first sent to our stockholders.

No Dissenters Rights

The actions taken by written consent of the Majority Stockholders are not corporate actions for which stockholders of a Delaware corporation have the right to dissent under the DGCL.

Proposals by Security Holders

No stockholder has requested that we include any additional proposals in this Information Statement or otherwise requested that any proposals be submitted to the stockholders at the Annual Meeting.

Materials

In accordance with the rules and regulations of the SEC, instead of mailing a printed copy of this Information Statement to each stockholder of record, the Company will furnish it and the related materials to our stockholders on the Internet.  If you received a Notice by mail, you will not receive a printed copy of the Information Statement.  Instead, the Notice will instruct you as to how you may access and review all of the information contained in this Information Statement. If you would like to receive a printed copy of the Information Statement and related materials and have not previously requested a paper copy, you should follow the instructions for requesting the Information Statement included in the Notice.

The expenses of distributing the Notice and of making this Information Statement and related materials available to the stockholders will be borne by the Company, including expenses in connection with the preparation and mailing of the Notice. The Company contemplates that brokerage houses, custodians, nominees, and fiduciaries will forward the Notice to the beneficial owners of the Company’s common stock held of record by these persons and the Company will reimburse them for their reasonable expenses incurred in this process.

As noted above, the Company is not soliciting proxies.

Forward-Looking Statements

This Information Statement and the related materials may contain certain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, in connection with the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements.

Such forward-looking statements include statements about our expectations, beliefs or intentions regarding actions described in this Information Statement, our potential business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made and are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” or “will,” and similar expressions or variations. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this Information Statement. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

QUESTIONS AND ANSWERS ABOUT THIS INFORMATION STATEMENT

The following responses to certain questions do not purport to be a complete statement of the information in this Information Statement and are qualified by the more complete information set forth hereinafter.

1. When and where will the Annual Meeting be held?

As described in the Notice, we will hold the Annual Meeting at Yale Club of New York City, 50 Vanderbilt Avenue, New York, NY 10017.  The Annual Meeting is scheduled for June 11, 2020 at 9:30 a.m., E.D.T. If you expect to attend the Annual Meeting in person, please RSVP by June 4, 2020 to Rose Reyna at 720-407-7040 or by email to rreyna@carbonenergycorp.com, to ensure that sufficient accommodations are prepared.

2. What action was taken by written consent?

The actions taken by the written consent of the Majority Stockholders (the “Actions”) are more completely described elsewhere in this Information Statement, but in summary are:

Action No. 1 concerned the election of six directors for the coming year.

Action No. 2 concerned the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

Action No. 3 concerned the ratification and approval of Plante Moran as Carbon’s independent accounting firm for the year ending December 31, 2020.

In each case, stockholders holding more than a majority of the votes that may be cast at a meeting of the stockholders provided written consents approving each of the Actions.

3. Why are you not soliciting proxies on these matters?

We are not soliciting proxies on the Actions because Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners IX, L.P., and Yorktown Energy Partners XI, L.P., all of whom together hold approximately 64% of the Company’s voting power, provided written consents approving each of the Actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 27, 2020, we had (i) 7,949,128 shares of common stock and (ii) 50,000 shares of Series B convertible preferred stock issued and outstanding, which represented our only classes of voting securities outstanding. The holders of shares of our common stock are each entitled to one vote per share. The holders of our Series B convertible preferred stock are each entitled to the number of votes that such share of Series B convertible preferred stock would represent on an as converted basis; currently 12.5 votes per share.

Security Ownership

The following sets forth certain information about the number of shares owned by (i) each person (including any group) known to us that beneficially owns five percent or more of the common shares (including shares of our Series B convertible preferred stock on an as converted basis), (ii) each of our directors and named executive officers, and (iii) all named executive officers and directors as a group.  Unless otherwise indicated, the stockholders possess sole voting and investment power with respect to the shares shown. The business address for each of the Company’s officers and directors is 1700 Broadway, Suite 1170, Denver, Colorado 80290.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Class(2)

5% Stockholders
Yorktown Energy Partners V, L.P. 410 Park Avenue, 19th Floor New York, NY 10022	896,915	11.3%

Yorktown Energy Partners VI, L.P. 410 Park Avenue, 19th Floor New York, NY 10022	896,915	11.3%

Yorktown Energy Partners IX, L.P. 410 Park Avenue, 19th Floor New York, NY 10022	1,111,112	14.0%

Yorktown Energy Partners XI, L.P.(3) 410 Park Avenue, 19th Floor New York, NY 10022	2,584,829	30.1%

Arbiter Partners Capital Management LLC(4) 530 Fifth Avenue 20th Floor New York, NY 10036	655,733	8.2%

AWM Investment Company Inc.(5) c/o Special Situation Funds 527 Madison Avenue, Suite 2600 New York, NY 10022	706,549	8.9%

Name of Beneficial Owner	Amount of Beneficial Ownership(1)	Percentage(2)

Executive Officers and Directors

Patrick R. McDonald, Chief Executive Officer and Director(6)	281,736	3.5%

James H. Brandi, Director(7)	--	*

David H. Kennedy, Director(8)	8,154	*

John A. Bailey(9)(14)	5,489.773	64.0%

Peter A. Leidel, Director(10) (14)	5,489,770	64.0%

Edwin H. Morgens, Director(11)	83,334	1.0%

Mark D. Pierce, President(12)	120.483	1.5%

Kevin D. Struzeski, Chief Financial Officer, Treasurer and Secretary(13)	149,490	1.9%

All directors and executive officers as a group (eight persons)	6,132,970	71.5%

*	less than 1%

(1)	The amounts and percentages of common stock beneficially owned are reported on the bases of rules of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Further, under the rules of the SEC, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. The amounts shown in the table are based on the conversion of the Series B Convertible Preferred Stock assuming a public offering price of $8.00 per share.

(2)	Calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based on 7,949,128 shares of our common stock issued and outstanding on the Record Date. Percentages are rounded to the nearest one-tenth of one percent.

(3)	The amount reported includes 50,000 shares of Series B convertible preferred stock which currently may be converted into up to 625,000 shares of our common stock.

(4)	Includes 655,733 shares owned by Arbiter Partners QP, LP. Arbiter Partners QP, LP holds sole voting and investment power over these shares. Arbiter Partners Capital Management LLC acts as investment advisor on behalf of Arbiter Partners QP, LP and on behalf of certain other managed accounts none of which hold more than five percent of the common stock of the Company.

(5)	Consists of (i) 490,186 common stock shares owned by Special Situations Fund III QP, L.P. (“SSFQP”), (ii) 144,134 common stock shares owned by Special Situations Cayman Fund, L.P. (“Cayman”), and (iii) 72,229 common stock shares owned by Special Situations Private Equity Fund L.P. (“SSPE”). AWM Investment Company, Inc., a Delaware Corporation (“AWM”) is the investment advisor to SSFQP, Cayman and SSPE. AWM holds sole voting and investment power over these shares.

(6)	Includes (i) 24,136 shares owned by McDonald Energy, LLC over which Mr. McDonald has voting and investment power. Does not include 48,333 and 88,080 shares of unvested restricted stock and performance units, respectively.

(7)	Does not include 42,000 restricted shares of our common stock, which vest upon the earlier of a change in control of the Company or the date the director’s membership on the Board is terminated other than for cause.

(8)	Does not include 24,000 restricted stock shares of our common stock which vest upon the earlier of a change in control of the Company or the date the director’s membership on the Board is terminated other than for cause.

(9)	Includes (i) 896,916 common stock shares owned by Yorktown Energy Partners V, L.P., (ii) 896,916 common stock shares owned by Yorktown Energy Partners VI, L.P., (iii) 1,111,112 common stock shares owned by Yorktown Energy Partners IX, L.P. and (iv) 2,584,829 (inclusive of 50,000 shares of Series B convertible preferred stock which currently may be converted into up to 625,000 shares of our common stock) common stock shares owned by Yorktown Energy Partners XI, L.P. over which Mr. Bailey and Mr. Leidel have voting and investment power. Pursuant to applicable reporting requirements, Messrs. Bailey and Leidel are reporting indirect beneficial ownership of the entire amount of our securities owned by Yorktown but they disclaim beneficial ownership of such shares. Does not include 4,000 restricted shares of our common stock, which vest upon the earlier of a change in control of us or the date the director’s membership on the Board is terminated other than for cause.

(10)	Includes (i) 896,916 common stock shares owned by Yorktown Energy Partners V, L.P., (ii) 896,916 common stock shares owned by Yorktown Energy Partners VI, L.P., (iii) 1,111,112 common stock shares owned by Yorktown Energy Partners IX, L.P. and (iv) 2,584,829 (inclusive of 50,000 shares of Series B convertible preferred stock which currently may be converted into up to 625,000 shares of our common stock) common stock shares owned by Yorktown Energy Partners XI, L.P. over which Mr. Bailey and Mr. Leidel have voting and investment power. Pursuant to applicable reporting requirements, Messrs. Bailey and Leidel are reporting indirect beneficial ownership of the entire amount of our securities owned by Yorktown but they disclaim beneficial ownership of such shares. Does not include 36,000 restricted shares of our common stock, which vest upon the earlier of a change in control of us or the date the director’s membership on the Board is terminated other than for cause.

(11)	Does not include 36,000 restricted shares of our common stock, which vest upon the earlier of a change in control of the Company or the date the director’s membership on the Board is terminated other than for cause.

(12)	Does not include 24,167 and 44,040 shares of unvested restricted stock and performance units, respectively.

(13)	Does not include 24,167 and 44,040 shares of unvested restricted stock and performance units, respectively.

(14)	The shares over which both Mr. Bailey and Mr. Leidel have voting and investment power are the same shares and the percentage of total shares has not been aggregated for purposes of these calculations.

ACTION NO. 1

ELECTION OF DIRECTORS

The following persons were nominated by the Board for election to the Company’s Board of Directors:

John A. Bailey

James H. Brandi

David H. Kennedy

Peter A. Leidel

Patrick R. McDonald

Edwin H. Morgens

Each is a current member of the Board.

The Majority Stockholders provided their written consent to the election of the foregoing individuals to the Board to serve a one-year term commencing on the date of the Annual Meeting.

The Company’s Board seeks to ensure that it is composed of members whose particular experience, qualifications, attributes, and skills, when taken together, will allow the Board of Directors to satisfy its oversight obligations effectively.

The Company believes that each of the persons nominated for reelection to the Board has the experience, qualifications, attributes and skills which, when taken as a whole, will enable the Board of Directors to satisfy its oversight responsibilities effectively.  These factors were among those considered that led to the Board’s conclusion that each would make valuable contributions to the Board.

Identification of Directors and Executive Officers

As of the Record Date, the names, titles, and ages of the members of the Company’s Board and its executive officers are as set forth in the table below.

Name	Age	Position

Patrick R. McDonald	63	Chief Executive Officer, Director

Mark D. Pierce	66	President

Kevin D. Struzeski	61	Chief Financial Officer, Treasurer and Secretary

John A. Bailey	50	Director

James H. Brandi	71	Chairman of the Board

David H. Kennedy	70	Director

Peter A. Leidel	63	Director

Edwin H. Morgens	78	Director

Executive Officer/Director

Patrick R. McDonald. Mr. McDonald is Chief Executive Officer and Director of the Company and has been Chief Executive Officer since 2004. From 1998 to 2003, Mr. McDonald was Chief Executive Officer and Director of Carbon Energy Corporation, an oil and gas exploration and production company which in 2003 was merged with Evergreen Resources, Inc. From 1987 to 1997 Mr. McDonald was Chief Executive Officer and Director of Interenergy Corporation, a natural gas gathering, processing and marketing company which in December 1997 was merged with KN Energy Inc. Prior to that he worked as an exploration geologist with Texaco International Exploration Company where he was responsible for oil and gas exploration efforts in the Middle East and Far East. Mr. McDonald served as Chief Executive Officer of Forest Oil Corporation from June 2012 until the completion of its business combination with Sabine Oil & Gas in December 2014. Mr. McDonald is Chairman of the Board of Prairie Provident Resources (TSX: PPR), an exploration and production company based in Calgary, Alberta, Canada. Mr. McDonald received a Bachelor’s degree in both Geology and Economics from Ohio Wesleyan University and a Master’s degree in Business Administration (Finance) from New York University. Mr. McDonald is a Certified Petroleum Geologist and is a member of the American Association of the Petroleum Geologists and of the Canadian Society of Petroleum Geologists.

Our Board of Directors believes that Mr. McDonald, as our Chief Executive Officer and as the founder of Nytis USA, should serve as a director because of his unique understanding of the opportunities and challenges that we face and his in-depth knowledge about the oil and natural gas business, and our long-term growth strategies.

Other Directors

The following information pertains to our non-employee directors, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills.

James H. Brandi. Mr. Brandi is Chairman of the Board of Directors and has been a Director since 2012. Mr. Brandi was formerly a Managing Director of BNP Paribas Securities Corp., where he served from 2010 until 2011. From 2005 to 2010, Mr. Brandi was a partner of Hill Street Capital, LLC, a financial advisory and private investment firm purchased by BNP Paribas in 2010. From 2001 to 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Groups. Prior to 2001, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi currently serves as a director of OGE Energy Corp (NYSE: OGE) and had served as a member of the board of directors of Approach Resources, Inc. from 2007-2017.

Our Board of Directors believes that Mr. Brandi should serve as director and our Chairman because of his experience on the board of directors of other public companies, which our Board believes is beneficial to us as a public company. He also has extensive financial expertise from his 35-year career in investment banking. His background contributes to the Board of Directors’ oversight responsibility regarding the quality and integrity of our accounting and financial reporting process and the auditing of our financial statements.

David H. Kennedy. Mr. Kennedy has been a Director since December 2014 and previously served as a director from February 2011 to March 2012. Mr. Kennedy is since 2005 an Executive Advisor to Cadent Energy Partners. From 2001 - 2004, Mr. Kennedy served as an advisor to RBC Energy Fund and served on the boards of several of its portfolio companies. Mr. Kennedy was a managing director of First Reserve Corporation from its founding in 1981 until 1998, serving on boards of several of its portfolio companies. From 1974 to 1981, Mr. Kennedy was employed by Price Waterhouse. Mr. Kennedy served as a director of predecessor company Carbon Energy Corporation.

Our Board of Directors believes that Mr. Kennedy should serve as director because of his current and prior experience as a director of us together with his experience on the board of directors of other public companies. His energy industry knowledge and financial expertise is important in his role as Chairman of the Audit Committee and its oversight responsibility regarding the quality and integrity of our accounting and financial reporting process and the auditing of our financial statements.

John A. Bailey. Mr. Bailey has been a Director since December 2019. Since May 2019, Mr. Bailey is a member of Yorktown Partners LLC, a manager of private equity partnerships which invest in the energy industry. Mr. Bailey was previously employed at Voya Investment Management since June 2011 with roles in investment research and portfolio management. Mr. Bailey was a founder and Managing Partner of 1859 Partners LLC, an energy investment partnership, from March 2009 until June 2011. From December 2006 until August 2008, Mr. Bailey was a Portfolio Manager at Carlyle-Blue Wave Partners Management, LP, an investment partnership. Mr. Bailey served as a Director of LR Energy from November 2011 until its merger with Vanguard Natural Resources in October 2015. Mr. Bailey also served as a Director of Encore Acquisition Company, a NYSE-listed oil and gas exploration and production company, from May 2006 until its merger with Denbury Resources Inc. in March 2010.

Our Board of Directors believes that Mr. Bailey should serve as a director because of his extensive knowledge of the energy industry and his prior experience on the board of directors of other companies and his financial expertise.

Peter A. Leidel. Mr. Leidel has been a Director since 2005. Since 1997, Mr. Leidel is a founder and member of Yorktown Partners LLC, a manager of private equity partnerships which invest in the energy industry. Mr. Leidel had previously been employed at Dillon, Read & Co. since 1983, serving as Senior Vice President until the merger of Dillon Read with SBC Warburg in 1997. He was previously employed in corporate treasury positions at Mobil Corporation and worked for KPMG Peat Marwick and the U.S. Patent and Trademark Office. Mr. Leidel is a director of Ramaco Resources, Inc. (Nasdaq: METC), Mid Con Energy Partners, L.P. (Nasdaq: MCEP), Extraction Oil & Gas, Inc. (Nasdaq: XOG) and certain non-public companies in which Yorktown partnerships hold equity interests. Mr. Leidel served as a director of predecessor companies, Carbon Energy Corporation and Interenergy Corporation.

Our Board of Directors believes that Mr. Leidel should serve as a director because of his significant knowledge of our industry, his prior experience with our business and his financial expertise, which is important as our Board of Directors exercises its oversight responsibility regarding the quality and integrity of our accounting and financial reporting processes and the auditing of our financial statements.

Edwin H. Morgens. Mr. Morgens has been a Director since May 2012. Since 1967, Mr. Morgens is Chairman and Co-founder of Morgens, Waterfall, Vintiadis & Company, Inc., a New York investment firm. Mr. Morgens is a trustee of the American Museum of Natural History, an Overseer of the Weill Cornell Medical College and emeritus trustee of Cornell University.

Our Board of Directors believes that Mr. Morgens should serve as director because of his current and prior experience on the board of directors of other public companies and his extensive financial expertise, which he has acquired through his years of experience in the financial investment advisory industry.

Other Executive Officers

Mark D. Pierce. Mr. Pierce has been President since October 2012 and was Operations Manager and Senior Vice President from 2005 to 2012. He began his career at Texaco, Inc. in 1975 and from 1977 until 1997 was employed by Ashland Exploration, Inc. attaining the position of Vice President Eastern Region and Gas Marketing. His experience includes both domestic and international work. He is a registered Petroleum Engineer in Kentucky and West Virginia.

Kevin D. Struzeski.  Mr. Struzeski has been Chief Financial Officer, Treasurer and Secretary since 2005.  From 2003 to 2004, Mr. Struzeski was the Director of Treasury at Evergreen Resources, Inc., and from 1998 to 2003, he was Chief Financial Officer, Secretary and Treasurer of Carbon Energy Corporation. Mr. Struzeski served as Accounting Manager for Media One Group from 1997 to 1998 and prior to that was employed as Controller for Interenergy Corporation from 1995 to 1997. Mr. Struzeski is a Certified Public Accountant.

Terms of Office

Our Board of Directors currently consists of six directors, each of whom is elected annually either at an annual meeting of our stockholders or through the affirmative vote of the holders of a majority of the Company’s voting stock in lieu of a meeting.  Each director will continue to serve as a director until such director’s successor is duly elected and qualified or until their earlier resignation, removal or death.

Family Relationships

There are no family relationships between or among any of the current directors or executive officers.

Transactions with Related Persons

We had no transactions during 2019, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest.

Director Independence

Following the effectiveness of the written consent of the stockholders, the Company’s Board will consist of Messrs. Bailey, Brandi, Kennedy, Leidel, McDonald and Morgens.  The Company utilizes the definition of “independent” as it is set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules.  Further, the Board considers all relevant facts and circumstances in its determination of independence of all members of the Board (including any relationships).  Based on the foregoing criteria, Messrs. Brandi, Kennedy and Morgens are considered to be independent directors in accordance with Nasdaq listing rules. Mr. Leidel and Mr. Bailey serve on our Audit Committee and the Compensation, Nominating and Governance Committee and are not independent directors in accordance with Nasdaq listing rules.

Involvement in Certain Legal Proceedings

Except as described below, during the past ten years, none of the persons serving as our executive officers or directors have been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

Mr. McDonald was a director of Sabine Oil and Gas and was a Chief Executive Officer of Forest Oil Corporation, a predecessor of Sabine Oil and Gas. In July 2015, Sabine Oil and Gas filed for bankruptcy protection under Chapter 11. The Board does not believe this disclosure is material to an evaluation of the ability or integrity of Mr. McDonald because of the extenuating circumstances relating to Sabine Oil and Gas’ business and industry.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires the Company’s directors and officers and any persons who own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations of our officers and directors, during 2019, all Section 16(a) reports applicable to our officers and directors were filed on a timely basis, except that Form 4 reports for each of the following transactions were not timely filed:

●	On December 31, 2019, Mr. McDonald, Mr. Struzeski and Mr. Pierce each paid the tax liability for the vesting of restricted stock and performance units by withholding securities incident to the receipt of these securities. We filed a Form 4 for each officer on January 29, 2020 to report this transaction.

Code of Ethics

The Board has adopted a Board of Directors Code of Conduct, which applies to all of our directors. We also have an Employee Code of Conduct, which applies to all our employees and the employees of our subsidiaries. These documents are available at the “About Us” section of our website, www.carbonenergycorp.com.

Meetings of the Board and Committees; Attendance at the Annual Meeting

The Board held four meetings during the fiscal year ended December 31, 2019.  Each director, and Mr. Bailey after his appointment as director in December 2019, attended all of the meetings either in person or by telephone during 2019. In addition, regular communications were maintained throughout the year among all of the officers and directors of the Company.

The Company’s last annual meeting of stockholders was held in May 2019. The Company intends that its annual meeting will continue to be scheduled to occur during the second quarter of each year. Directors are encouraged to attend the annual meeting of stockholders.

Stockholder Communications to the Board

Stockholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member c/o Secretary, 1700 Broadway, Suite 1170, Denver, Colorado 80290. The Company’s Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to a particular member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company’s Secretary will review all communications before forwarding them to the appropriate Board member.

Board Committees

The Board has a standing Audit Committee and a Compensation, Nominating and Governance Committee. The Board has adopted a formal written charter for each of these committees that is available on our website at www.carbonenergycorp.com.

The table below provides the current composition of each standing committee of our Board:

Name	Audit	Compensation, Nominating, and Governance
John A. Bailey	X	X
James H. Brandi	X	X
David H. Kennedy	X	X
Peter A. Leidel	X	X
Edwin H. Morgens	X	X

The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring the integrity of our financial statements, the independent public accounting firm’s qualifications, performance and independence, management’s effectiveness of internal controls and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and termination of our independent public accounting firm and has the sole authority to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee is presently comprised of Messrs. Kennedy (Chairman), Bailey, Brandi, Leidel and Morgens of which Messrs. Brandi, Kennedy and Morgens are independent directors under Nasdaq listing rules. The Board has determined that Mr. Kennedy qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

The Audit Committee was formed in September 2012 and held four meetings during 2019.

The Compensation, Nominating and Governance Committee discharges the responsibilities of the Board with respect to our compensation programs and compensation of our executives and directors. The Compensation, Nominating and Governance Committee has overall responsibility for determining the compensation of our executive officers and reviewing director compensation. The Compensation, Nominating and Governance Committee is also charged with the administration of our stock incentive plans. The Compensation, Nominating and Governance Committee is presently comprised of Messrs. Morgens (Chairman), Bailey, Brandi, Kennedy and Leidel, each of whom is a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

Other functions of the Compensation, Nominating and Governance Committee are to identify individuals qualified to become directors and recommend to the Board nominees for all directorships, identify directors qualified to serve on Board committees and recommend to the Board members for each committee, develop and recommend to the Board a set of corporate governance guidelines and otherwise take a leadership role in shaping our corporate governance.

In identifying and evaluating nominees for directors, the Compensation, Nominating and Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. In addition, the Compensation, Nominating and Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Compensation, Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Compensation, Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. Each director nominee must display high personal and professional ethics, integrity and values and sound business judgment.

The Compensation, Nominating and Governance Committee also monitors corporate governance for the Board, which includes reviewing the Code of Business Conduct and Ethics and evaluation of board and committee performance.

The Compensation, Nominating and Governance Committee was formed in September 2012 and held four meetings during 2019.

Director Compensation

We use a combination of cash and equity incentive compensation in the form of restricted stock to attract and retain qualified and experienced candidates to serve on the Board. In setting this compensation, our Committee considers the significant amount of time and energy expended and the skill level required by our directors in fulfilling their duties. Grants of shares of restricted stock vest upon the earlier of a change in control of us or the date a non-management director’s membership on the Board is terminated other than for cause. We also reimburse expenses incurred by our non-employee directors to attend Board and Board committee meetings.

The following table reports compensation earned by or paid to our non-employee directors during 2019.

Name	Fees earned or paid in cash(1)		Stock awards ($)(2)		Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
John M. Bailey	$	*	$	*	-	-	-	-	$-
James H. Brandi		$45,000		$50,000	-	-	-	-	$95,000
David H. Kennedy		$35,000		$40,000	-	-	-	-	$75,000
Bryan H. Lawrence		*		$40,000	-	-	-	-	$40,000
Peter A. Leidel		*		$40,000	-	-	-	-	$40,000
Edwin H. Morgens		$35,000		$40,000	-	-	-	-	$75,000

*	Mr. Bailey, Mr. Lawrence and Mr. Leidel are employees of Yorktown Energy Partners, L.P., and have elected not to be compensated in cash for their services on the board of directors. Mr. Lawrence and Mr. Leidel each received stock awards during 2019. Mr. Bailey was appointed as a director in December 2019. Mr. Lawrence retired as a director in December 2019.

(1)	Mr. McDonald, our Chief Executive Officer, is not included in this table as he is an employee of ours and receives no separate compensation for his services as a director. The compensation received by Mr. McDonald as an employee is shown below under “Executive Compensation – Summary Compensation Table.”

(2)	Reflects the full grant date fair value of restricted stock awards granted in 2019 calculated in accordance with FASB ASC Topic 718.

Narrative Disclosure to Director Compensation Table

(1)	Each independent director is compensated $30,000 for a board seat, $15,000 additional for being Chairman of the Board of Directors and $5,000 additional for being Chairman of the Audit Committee or the Compensation, Nominating and Governance Committee.

(2)	Each director was granted 4,000 restricted shares which vest upon the earlier of a change in control of us or the date a non-management director’s membership on the Board is terminated other than for cause. In addition, the Chairman of the Board of Directors receives an additional 1,000 shares for a total of 5,000 shares.

Board Nominations by Stockholders

To date, the Board has not adopted a formal procedure by which stockholders may recommend nominees to the Board.  However, any stockholder who desires to submit a nomination of a person to stand for election of directors at the next annual or special meeting of the stockholders at which directors are to be elected must submit a notification of the stockholder’s intention to make a nomination (“Notification”) to Carbon by the date mentioned in the most recent proxy statement or information statement under the heading “Stockholder Proposals” as such date may be amended in cases where the annual meeting has been changed as contemplated in SEC Rule 14a-8(e), Question 5, and in that Notification must provide the following additional information to Carbon:

(i)	Name, address, telephone number and other methods by which Carbon can contact the stockholder submitting the Notification and the total number of shares beneficially owned by the stockholder (as the term “beneficial ownership” is defined in SEC Rule 13d-3);

(ii)	If the stockholder owns shares of Carbon’s voting stock other than on the records of Carbon, the stockholder must provide evidence that he or she owns such shares (which evidence may include a current statement from a brokerage house or other appropriate documentation);

(iii)	Information from the stockholder regarding any intentions that he or she may attempt to make a change of control or to influence the direction of Carbon, and other information regarding the stockholder and any other persons associated with the stockholder that would be required under Items 4 and 5 of SEC Schedule 14A were the stockholder or other persons associated with the stockholder to make a solicitation subject to SEC Rule 14a-12(c);

(iv)	Name, address, telephone number and other contact information of the proposed nominee; and

(v)	All information required by Item 7 of SEC Schedule 14A with respect to the proposed nominee, shall be in a form reasonably acceptable to Carbon.

Board Leadership Structure

The Board has separated leadership of the Board from its executive management. Mr. Brandi serves as Chairman of the Board and Mr. McDonald serves as Chief Executive Officer.

Board’s Role in Risk Oversight

The full Board has responsibility for general oversight of risks facing the Company with the Audit Committee periodically reviewing specific areas of risk exposure and reporting to the Board. In addition, the Board is informed by senior management on areas of risk facing the Company and periodically conducts discussions regarding risk assessment and risk management.

Executive Compensation

Summary Compensation Table

The following table sets forth information relating to compensation awarded to, earned by or paid to our Named Executive Officers (“NEO”) during the fiscal years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Patrick R. McDonald	2019	447,500	250,000	465,035	39,034	1,201,569
Chief Executive Officer	2018	425,000	365,234	666,574	80,758	1,537,566

Mark D. Pierce	2019	305,793	125,000	213,369	20,400	664,562
President	2018	300,000	182,617	293,596	30,115	806,328

Kevin D. Struzeski	2019	306,000	125,000	213,369	34,150	678,519
Chief Financial Officer,	2018	300,000	182,617	304,844	56,557	844,018
Treasurer and Secretary

(1)	Reflects the full grant date fair value of restricted stock awards granted in 2019 and 2018 calculated in accordance with FASB ASC Topic 718.

(2)	Reflects payments under the Annual Incentive Plan based on a combination of objective performance criteria and the discretion of the Compensation, Nominating and Governance Committee. See discussion under Annual Incentive Plan below.

(3)	All other compensation in 2019 and 2018 was comprised of (i) unused vacation, (ii) contributions made by the Company to its 401(k) plan, (iii) premiums paid on life insurance policies on such employee’s life, and (iv) other taxable fringe benefits.

Narrative Disclosure to Summary Compensation Table

The Compensation, Nominating and Governance Committee (the “Committee”) is charged with reviewing and approving the terms and structure of the compensation of our executive officers.  The Committee has from time to time utilized the services of an independent compensation consultant to assist the Committee to review and analyze the structure and terms of the compensation of our executive officers.

We consider various factors when evaluating and determining the compensation terms and structure of its executive officers, including the following:

1.	the executive’s leadership and operational performance and potential to enhance long-term value to our stockholders;

2.	our financial resources, results of operations, and financial projections;

3.	performance compared to the financial, operational and strategic goals established for us;

4.	the nature, scope and level of the executive’s responsibilities;

5.	competitive market compensation paid by other companies for similar positions, experience and performance levels; and

6.	the executive’s current salary and the appropriate balance between incentives for long-term and short-term performance.

Our management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other of our employees, and we expect this practice to continue going forward.  The Committee is responsible for significant changes to, or adoption of, employee benefit plans.

We believe that the compensation environment for qualified professionals in the industry in which we operate is highly competitive. In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

➢	Base salary;

➢	Annual Incentive Plan Payments;

➢	Stock incentive plan benefits; and

➢	Other employment benefits.

Base Salary. Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, we aim to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board of Directors and the Committee believe that base salary should be relatively stable over time, providing the executive a dependable, minimal level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board of Directors and the Committee believe that base salaries for our executive officers are appropriate for persons serving as executive officers of public companies similar in size and complexity to us.

Annual Incentive Plan.  Cash payments made under the provisions of our Annual Incentive Plan (“AIP”) is another component of our compensation plan. The Board of Directors and the Committee believes that it is appropriate that executive officers and other employees have the potential to receive a portion of their annual compensation based upon the achievement of defined objectives in order to encourage performance to achieve these key corporate objectives and to be competitive from a total remuneration standpoint.

In general terms, the AIP is designed to meet the following objectives:

●	Provide an incentive plan framework that is performance-driven and focused on objectives that were critical to our success during the plan period dates;

●	Offer competitive cash compensation opportunities to the executive officers and all employees;

●	Incentivize and reward outstanding achievement; and

●	Incentivize the creation of new assets, plays and values.

The AIP provided cash pools for all employees. Once the pools were established, awards were allocated by the executive officers to individuals based on their assessment as to individual or group performances.

Payments in 2019 were determined under the provisions of the Carbon Energy Corporation 2018 Annual Incentive Plan whereby forty percent of the AIP payments were determined at the discretion of the Board taking into consideration the factors listed above and sixty percent of the AIP payments were determined and weighted based upon the performance measures and objectives as follows:

Performance Measure	Weighting	Objective
Adjusted EBITDA	20%	$17.4 million
Debt to Adjusted EBITDA Ratio	20%	2.2 to 1.0
Net Annual Production	20%	5,141 MMcfe
Lease Operating Expense	20%	$1.07/Mcfe (6:1 equivalent basis)
G&A Expense	20%	$.50/Mcfe (6:1 equivalent basis)

Payments in 2018 were determined under the provisions of the Carbon Energy Corporation 2017 Annual Incentive Plan whereby forty percent of the AIP payments were determined at the discretion of the Board taking into consideration the factors listed above and sixty percent of the AIP payments were determined and weighted based upon the performance measures and objectives as follows:

Performance Measure	Weighting	Objective
Debt to Adjusted EBITDA Ratio	25%	2.7 to 1.0
Net Annual Production	25%	5,850 MMcfe
Lease Operating Expense	25%	$1.05/Mcfe (6:1 equivalent basis)
G&A Expense	25%	$.83/Mcfe (6:1 equivalent basis)

Stock Incentive Plan Benefits. Each of our executive officers is eligible to be granted awards under our equity compensation plans.  We believe that equity-based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint.  We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations and the total compensation package.

Other Compensation/Benefits. Another element of the overall compensation is to provide our executive officers various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers.   Our executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees and we historically have made matching contributions to the 401(k) plan, including for the benefit of our executive officers.

Pursuant to the employment agreements with Messrs. McDonald, Pierce and Struzeski, such officers are entitled to certain payments upon termination of employment. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements below. Other than these arrangements, we currently do not have any compensatory plans or arrangements that provide for any payments or benefits upon the resignation, retirement or any other termination of any of our executive officers, as the result of a change in control, or from a change in any executive officer’s responsibilities following a change in control.

Outstanding Equity Awards at December 31, 2019

The following table sets forth information concerning unexercised warrants and unvested restricted stock and performance unit awards, each as held by our executive officers as of December 31, 2019:

	Equity Incentive Plan Awards
Name	Number of unvested restricted shares (#)	Market Value of unvested restricted shares ($) (1)	Number of unearned performance units (#)	Market Value of unearned performance units ($) (1)
Patrick R. McDonald	45,000	141,750	83,080	261,702

Mark D. Pierce	22,500	70,875	41,540	130,851

Kevin D. Struzeski	22,500	70,875	41,540	130,851

(1)	Reflects the value of unvested shares of restricted stock and performance unit awards held by our executive officers as of December 31, 2019, measured by the closing market price of our common stock on December 31, 2019, which was $3.15 per share.

The following table reflects unvested stock awards held by our executive officers as of December 31, 2019 that have time-based vesting. These stock awards will vest as follows if the named executive officer has remained in continuous employment through the vesting date in each such year:

Award Recipient	2020	2021	2022	Thereafter

Patrick R. McDonald	21,667	15,000	8,333	-

Mark D. Pierce	10,833	7,500	4,167	-

Kevin D. Struzeski	10,833	7,500	4,167	-

The following table reflects unvested performance stock awards held by our executive officers as of December 31, 2019 that vest upon the achievement of certain performance measures over a defined period of time and, in certain cases, based on continuous service. These performance stock awards will vest as follows if the named executive officer has remained in continuous employment with us through the date of a change in control and if the executive officer earns 100% of the performance stock awards based upon the achievement of certain performance measures over a defined period of time for us.

Stock Award Recipient	Change of Control	Achievement of Certain Performance Measures

Patrick R. McDonald	18,080	65,000

Mark D. Pierce	9,040	32,500

Kevin D. Struzeski	9,040	32,500

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Effective March 30, 2013, Messrs. McDonald, Pierce and Struzeski entered into employment agreements with the Company. These agreements superseded employment agreements between Messrs. McDonald and Struzeski and Nytis Exploration Company and between Mr. Pierce and Nytis LLC.

The agreement between us and Patrick R. McDonald has a term through December 31, 2020, which term shall automatically be extended for successive terms of one-year provided, however, that the Board of Directors may terminate the agreement at the end of the term or any additional term by giving written notice of termination at least three months preceding the end of the then current term. In the event of the termination of Mr. McDonald’s employment by us without cause or by Mr. McDonald with good reason, Mr. McDonald is to receive an amount equal to 150% of his “Compensation,” defined as the arithmetic average of Mr. McDonald’s annual base salary, bonus and other cash compensation for each of the three years prior to the termination and for a period of 24 months from the date of termination, his medical, dental, disability and life insurance coverage at the same levels of coverage as in effect immediately prior to his termination. In the event of termination of employment by us without cause or by Mr. McDonald with good reason within two years after a change in control of us, he is to receive 275% of the Compensation (as defined above).

The agreements between us and Messrs. Pierce and Struzeski have a term through December 31, 2020, which term shall automatically be extended for successive terms of one-year provided, however, that the Board of Directors may terminate the agreement at the end of the term or any additional term by giving written notice of termination at least three months preceding the end of the then current term. In the event of the termination of Mr. Pierce’s or Mr. Struzeski’s employment by us without cause or by the executive with good reason, they would receive an amount equal to 100% of his “Compensation,” defined as the arithmetic average of their annual base salary, bonus and other cash compensation for each of the three years prior to the termination and the cost to provide benefits for a period of 12 months from the date of termination at the same levels of coverage as in effect immediately prior to the date of termination. In the event of termination of employment by us without cause or by the executive with good reason within two years after a change in control of us, they would receive 200% of their Compensation (as defined above) and 100% of the annual cost to us of the benefits provided to Messrs. Pierce and Struzeski.

Risk/Reward Issues

The Board of Directors does not believe that the current structure of the Company’s compensation policies promotes unnecessary or inappropriate short-term or long-term risks.  The cash compensation paid to the Company’s executive officers consists of fixed salaries and possible performance bonuses.  These performance bonuses (if any) will be granted in hindsight by the Board of Directors based on operational and financial performance.

In the future, the Board may base the vesting of stock options and perhaps cash bonuses on specific performance criteria that will be determined in advance based on the Company’s prior year performance as reflected in its financial statements included within its annual report on Form 10-K.

ACTION NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires public companies to submit to their stockholders what is commonly known as a “Say on Pay” proposal. A Say on Pay proposal gives stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (“NEOs”) – being those executive officers whose total compensation is described in the Executive Compensation disclosure included in the Company’s annual report as well as in the materials prepared and distributed in connection with stockholder meetings.

This Say On Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and our compensation philosophy, policies and practices, as disclosed in this Information Statement.

The Company recognizes that a framework that accounts for the Company’s financial resources and its business objectives is essential to an effective executive compensation program. The Company’s compensation framework and philosophy are established and overseen primarily by the Compensation, Nominating and Governance Committee.  Our executive compensation program is designed to provide a competitive level of compensation necessary to attract and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value.  To that end we strive to ensure that the compensation of our executives is in-line with those of similarly situated oil and gas companies.  The Board of Directors attempts to balance the compensation of our NEOs between near term compensation (being the payment of competitive salaries and cash bonuses) with providing compensation intended to reward executives for the Company’s long term success (being equity based compensation).  Moreover, the equity based compensation element is intended to further align the longer term interests of our executive officers with that of our stockholders.  To further implement our objectives in attracting and retaining qualified executive officers, our NEOs are also eligible to receive an annual bonus and receive various employment benefits.

We believe our executive compensation program implements our primary objectives of attracting and retaining qualified executive level personnel, providing the executives with reasonable contractual terms that offer some level of security, and motivating executive level personnel with a balance between short-term incentives with longer term incentives aimed to help further align the interests of our executive officers with our stockholders.

The Majority Stockholders have indicated their support for our NEO compensation as described in this Information Statement by adopting the following resolution:

RESOLVED, that the stockholders of Carbon Energy Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K, including the tabular disclosure regarding such compensation, and the accompanying narrative executive compensation disclosures set forth in the Company’s 2020 annual meeting Information Statement.

ACTION NO. 3

RATIFICATION AND APPROVAL OF THE

APPOINTMENT OF PLANTE MORAN

The Board of Directors has selected the accounting firm of Plante Moran to serve as our independent public accounting firm for the 2020 fiscal year. The Majority Stockholders ratified and approved the selection of Plante Moran as our independent public accounting firm.

The Board considers Plante Moran to be well qualified to serve as the independent auditors for the Company.  However, the Board of Directors in its discretion may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Fees Billed By Independent Public Accounting Firm

The following table presents fees for professional services performed by our independent public accounting firms, Plante Moran and EKS&H LLP (“EKS&H”), for 2019 and 2018 (in thousands):

	2019	2018
Fees
Audit fees (1)	$223	$703
Audit-related fees	-	-
Tax fees	-	-
All other fees	-	286
Total	$223	$989

Effective October 1, 2018, EKS&H combined with Plante Moran. As a result of this transaction, on October 2, 2018, EKS&H resigned as the independent public accounting firm for the Company. Concurrent with the resignation, the Audit Committee approved the engagement of Plante Moran as the new independent public accounting firm for the Company.

(1) Audit Fees consist of the aggregate fees for professional services rendered for the audit of our annual consolidated financial statements, and the reviews of the consolidated financial statements included in our Quarterly Reports on Forms 10-Q, subsidiary audits, and issuance of consents.

All Other Fees consist of the aggregate fees billed for products and services provided by our auditors and not otherwise included in audit fees, audit-related fees or tax fees.

The Board of Directors adopted resolutions that provided that the Audit Committee must:

pre-approve all audit services that the auditor may provide to us or any subsidiary (including, without limitation, providing comfort letters in connection with securities underwritings or statutory audits) as required by §10A(i)(A) of the 1934 Act.

pre-approve all non-audit services (other than certain de minimis services described in §10A(i)(1)(B) of the 1934 Act that the auditors propose to provide to us or any of our subsidiaries.

The Audit Committee considers at each of its meetings whether to approve any audit services or non-audit services. In some cases, management may present the request; in other cases, the auditors may present the request.

All of the fees in the table above that were incurred directly by the Company, were approved in accordance with these policies.

OTHER MATTERS

As of the date of this Information Statement, management does not know of any matters that will come before the Annual Meeting.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC.

Our SEC filings are available to you through our website at http://www.carbonenergycorp.com, free of charge, after we file them with the SEC. Our filings with the SEC are also available on the SEC’s website at http://www.sec.gov. You can request copies of these documents, for a copying fee, by writing to the SEC.

Information contained on our website is not incorporated by reference into this Information Statement.

Delivery Of Documents To Security Holders Sharing An Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Corporate Secretary, Carbon Energy Corporation, 1700 Broadway, Suite 1170, Denver, Colorado 80290; tel: (720) 407-7030.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

STOCKHOLDER PROPOSALS

Carbon Energy Corporation expects to hold its next annual meeting of stockholders in June 2021. Proposals from stockholders intending to be presented at the next annual meeting of stockholders should be addressed to Carbon Energy Corporation, Attention: Corporate Secretary, 1700 Broadway, Suite 1170, Denver, Colorado 80290 and we must receive the proposals by December 15, 2020. Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the meeting materials in accordance with applicable law. It is suggested that stockholders forward such proposals by Certified Mail-Return Receipt Requested. After December 15, 2020, any stockholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.

Dated April 29, 2020

BY ORDER OF THE BOARD OF DIRECTORS:

CARBON ENERGY CORPORATION

/s/ Patrick R. McDonald
Patrick R. McDonald,
Chief Executive Officer